Exhibit 10.1

AMENDMENT TO AGREEMENTS

AMENDMENT TO AGREEMENTS (“Amendment”), dated as of October 1, 2002 (“Effective Date”), by and between WEIGHT WATCHERS INTERNATIONAL, INC. (“WWI”), WW FOODS, LLC (“LLC”) and H.J. HEINZ COMPANY (“Heinz”).

W I T N E S S E T H

WHEREAS, LLC and WWI are parties to a license agreement, dated as of September 29, 1999 (the “WWI License Agreement”);

WHEREAS, LLC and Heinz are parties to a license agreement, dated as of September 29, 1999 (the “Heinz License Agreement”);

WHEREAS, WWI and Heinz are parties to a license agreement, dated as of September 29, 1999 (such agreement, together with the WWI License Agreement and the Heinz License Agreement, the “License Agreements”);

WHEREAS, WWI and Heinz are parties to an operating agreement, dated as of September 29, 1999 (such agreement, the “Operating Agreement”); and

WHEREAS, the parties wish to amend each License Agreement and the Operating Agreement as set forth in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend each License Agreement and the Operating Agreement as follows:

LICENSE AGREEMENTS

Article 1. Schedule B. Schedule B of each License Agreement shall be amended to add “Frozen Hand-Held Entrees (including frozen sandwiches and frozen wraps)” as a “Heinz Licensed Products, Heinz Core Product Categories”, under “Worldwide Scope.” For the avoidance of doubt, Frozen Hand-Held Entrees does not include appetizers and snacks.

OPERATING AGREEMENT

Article 2. Schedule B. Schedule B of the Operating Agreement shall be amended to add “Frozen Hand-Held Entrees (including frozen sandwiches and frozen wraps)” as a “Heinz Licensed Products, Heinz Core Product Categories”, under “Worldwide Scope.” For the avoidance of doubt, Frozen Hand-Held Entrees does not include appetizers and snacks.

Article 3. Royalties.

Section 3.1. Percentage. During the term of the Operating Agreement (including before the date of this Amendment), Heinz shall pay to WWI a royalty payment equal to two and one-quarter percent (2.25%) times the Net Sales of all Frozen Hand-Held Entrees (the “Earned Royalties”).

Section 3.2. Net Sales. “Net Sales” means the total quantity of Frozen Hand-Held Entrees sold multiplied by the Net Sales Price of the respective Frozen Hand-Held Entrees.

Section 3.3. Net Sales Price. “Net Sales Price” means Heinz’s actual invoice price for the Frozen Hand-Held Entrees, less payment term discounts, promotional discounts (for trade merchandising and trade promotions directed to consumers), which promotional discounts are in the aggregate no more than ten percent (10%) of the wholesale list price, discounts shown on the invoice and returns.

Section 3.4. Payment of Royalties and Audits.

(a) Quarterly Payments. Heinz shall pay to WWI the Earned Royalties due and payable for each calendar quarter within thirty (30) days after the end of each calendar quarter of each year during the term of the Operating Agreement except that Earned Royalties which accrued prior to the Effective Date of this Amendment shall be due and payable within thirty (30) days of the Effective Date hereof.

(b) Quarterly Statements. Each quarterly payment shall be accompanied by a written statement from Heinz, certified by a duly authorized officer of Heinz, setting forth an accounting, in form satisfactory to WWI, of sales volumes of the Frozen Hand-Held Entrees and the details by which the Earned Royalties were computed for the period in respect of which such payment is made. Such statement shall include details of actual unit sales of the Frozen Hand-Held Entrees and a bridge between the actual invoice price and the Net Sales Price per SKU and in total.

(c) Annual Statement. Heinz shall, on or before the seventy-fifth (75th) day after the end of each calendar year, forward to WWI a statement certified by a financial officer of Heinz showing the volume, Net Sales Price and Net Sales of the Frozen Hand-Held Entrees for such year.

(d) Interest. Interest at a rate of one and one-half (1.5%) per cent per month (or if less, the maximum rate allowed by applicable law) shall accrue on any amount due WWI hereunder commencing immediately after the payment was due until the date of receipt of payment by WWI.

(e) Financial Audits. Heinz shall preserve all books and records relating to the manufacture, sale, distribution and marketing of the Frozen Hand-Held Entrees in the United States for each year during the term of the Operating Agreement for at least seven (7) years. WWI shall have the right upon reasonable advance notice to Heinz to audit such books and records (i.e., those within the seven (7) year retention period) at its own expense during the term of the Operating Agreement and for seven (7) years thereafter.

Article 4. Miscellaneous.

Section 4.1. Scope. This Amendment modifies each License Agreement and any renewals thereof and the Operating Agreement and any renewals thereof solely with respect to the subject matter hereof and solely to the extent each License Agreement and the Operating Agreement contains any terms or conditions inconsistent with the terms herein. All remaining terms and conditions in each License Agreement and the Operating Agreement remain unaffected and in full force and effect.

Section 4.2. Headings. The headings in this Amendment are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Amendment or any provision hereof.

Section 4.3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 4.4. Severability. If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.

Section 4.5. Amendment. This Amendment may be amended or modified only in writing and when executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first above written.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Robert W. Hollweg
Name:	Robert W. Hollweg
Title:	VP & Secretary
Date:	10/1/02

H.J. HEINZ COMPANY

By:	/s/ John B. Carroll
Name:	John B. Carroll
Title:	Managing Director - HFF
Date:	10/1/02

WW FOODS, LLC

By:	/s/ Robert Yoshida
Name:	Robert Yoshida
Title:	President
Date:	10/1/02

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